UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2014

CESCA THERAPEUTICS INC.
(Formerly Known As ThermoGenesis Corp.)
(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California 95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 (e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Overview/Summary/Background

The Compensation Committee (“Committee”), consisting of certain Cesca Therapeutics Inc.’s (the “Company’s”) independent directors, is responsible for developing and implementing compensation policy and strategy for the Company’s officers, including Named Executive Officers ("NEOs"). The principal objective of our executive compensation program is to increase shareholder value by attracting, motivating and retaining highly qualified, hard-working and innovative leaders.

The Committee conducted an executive compensation analysis and assessment for fiscal year 2015. As part of its analysis and assessment, the Committee utilized a compensation assessment report prepared by Radford, an independent compensation consultant. Radford helped formulate compensation policy, strategy, and design, and advised on overall best practices.

Executive Compensation Analysis and Assessment

In connection with the executive compensation analysis and assessment, Radford developed an appropriate peer group and provided the Committee with base pay, short-term incentive and long-term equity incentive market data from the peer group. Radford also advised the Committee on cash and equity compensation specifically for the directors and officers.

The Chief Executive Officer (CEO) and Chief Financial Officer (CFO) also advises and recommends to the Committee the Company’s officers' compensation based on individual performance, market compensation levels and other factors. The Committee reviews all relevant information including, but not limited to, the information contained in the Radford assessment and CEO and CFO input to determine:

•	base salary for each NEO;
•	the amount of short-term incentive (“STI”) payable to each NEO; and
•	the type and amount of long-term incentive ("LTI") for each NEO.

Elements of Rewards

There are three basic components of compensation: (i) base pay to provide a source of regular income; (ii) STI compensation to drive short-term performance; and (iii) LTI compensation to align management and shareholder incentives to create long-term value in the Company. The Committee believes that the STI award provides a sufficient amount of "at risk" incentive compensation tied to specific targets and objectives to properly motivate executives to achieve the desired short-term results. The LTI may be comprised of time-based stock awards and stock options, which the Committee believes motivates the executives to increase shareholder value over time.

Determination by the Committee for Executive Compensation for Fiscal Year 2015

On August 19, 2014, the Committee made the following decisions regarding base pay, STI compensation and LTI compensation for the Company’s NEOs.

Base Pay. In determining the total direct compensation for the NEO’s for fiscal year ending June 30, 2015, the Committee noted and considered that certain NEO’s salaries were below the 25th percentile for companies discussed in the Radford assessment. In addition, the Committee also noted that certain NEO’s received an increase in salary in March, 2014. After giving consideration to the information contained in the Radford assessment and other information, the Committee increased the base pay for Kenneth Harris and Mitchel Sivilotti as indicated below. The increase in base pay for Messrs. Harris and Sivilotti brings the Company’s NEO’s base pay to the approximate base pay for the market 25th percentile as indicated in the Radford assessment. In light of the increase in salary to the other NEOs in March 2014, the Committee did not change the base salaries of such other NEOs.

Named Executive Officer	Annual Salary(1)
Kenneth Harris, President	$338,000
Mitchel Sivilotti, Chief Biologist	$245,000

(1)	Annual salary increase is effective August 19, 2014.

Short-Term Incentive (STI). The Committee also believes that in determining overall executive compensation, a portion of such compensation should include STI. Under the STI portion of the executive’s compensation, the executive may earn a percentage of such executive’s base compensation as an incentive payment provided certain business objectives have been achieved. For the fiscal year 2015, the Committee has approved the following business objectives subject to STI with the following weights: (i) Achieving FDA approval of IDE/PMA and launch of the CLI pivotal trial - 50%; (ii) achieving gross profit targets from core business, maintaining certain cash reserves and obtaining additional financing – 20% ; and (iii) increasing market capitalization – 30%. The payout of STI, if any, may consist of cash or restricted stock as determined by the Committee. The percentage of each NEO’s base salary that is subject to STI is as follows:

Named Executive Officer	Percentage of Base Salary subject to STI
Matthew Plavan, Chief Executive Officer	60%
Kenneth Harris, President	45%
Dan Bessey, Chief Financial Officer	45%
Mitchel Sivilotti, Chief Biologist	45%
Kenneth A. Pappa, Vice President of Manufacturing	35%

Long-Term Incentive (“LTI”). The Committee has also determined that aligning executive compensation with shareholder interests is critical for creating long-term shareholder value. Accordingly, the Committee granted stock options to the following NEOs in the following numbers.

Named Executive Officer	Options
Matthew Plavan	400,000
Kenneth Harris	160,000
Dan T. Bessey	160,000
Mitchel Sivilotti	80,000
Kenneth A. Pappa	80,000

The long-term incentive awards consisting of stock options were issued pursuant to the Company’s 2006 Equity Incentive Plan and are subject to three year vesting at six month intervals with a term of seven years. The exercise price for each stock option was $1.31 per share which represents the closing price of the Company’s common stock as reported on the Nasdaq Capital Market on August 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc.
a Delaware Corporation

Dated: August 21, 2014	/s/ Dan T. Bessey
Dan T. Bessey, Chief Financial Officer